Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Form SB-2 of our report dated March 29, 2006 relating to the consolidated financial statements of Liberty Star Gold Corp., included in the Company’s Form 10-KSB, and to all references to our firm under the caption “Experts” in the Form SB-2.

/s/ Semple & Cooper, LLP

Phoenix, Arizona

May 1, 2006